UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2023

Hasbro, Inc.
(Exact name of registrant as specified in its charter)

Rhode Island	1-6682	05-0155090
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1027 Newport Avenue Pawtucket, Rhode Island	02861
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (401) 431-8697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value per share	HAS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 5, 2023 (the “Effective Date”), Hasbro, Inc. (the “Company”) and its subsidiary Hasbro SA (together with the Company, the “Borrowers”) entered into a Third Amended and Restated Revolving Credit Agreement (the “Amended Agreement”) with Bank of America, N.A., as administrative agent, swing line lender, a letter of credit issuer and a lender, and certain other financial institutions, as lenders.  The Amended Agreement amends and restates the Borrowers’ Second Amended and Restated Revolving Credit Agreement dated as of September 20, 2019.

The Amended Agreement provides the Borrowers with a senior unsecured revolving credit facility (the “Revolving Facility”) with commitments in a maximum aggregate principal amount of $1.25 billion.  The Amended Agreement also provides for a potential additional incremental commitment increase of up to $500.0 million. Additionally, the Amended Agreement extends the term of the Revolving Facility from September 20, 2024 to September 5, 2028.  The Amended Agreement contains sub-facilities that permit the Borrowers to use up to $75.0 million of the Revolving Facility for the issuance of letters of credit and up to $50.0 million for swing line loans.

Loans under the Revolving Facility will bear interest, at the Company’s option, at either the Adjusted Term Benchmark Rate (determined in accordance with the Amended Agreement), the Base Rate (determined in accordance with the Amended Agreement) or the Daily Benchmark Rate (determined in accordance with the Amended Agreement), in each case plus a per annum applicable rate that fluctuates between 87.5 basis points and 162.5 basis points, in the case of loans priced at the Adjusted Term Benchmark Rate or Daily Benchmark Rate, and between 0.0 basis points and 62.5 basis points, in the case of loans priced at the Base Rate, based upon the more favorable of the Company’s Ratings and the Company’s Consolidated Total Leverage Ratio.  The Company is also required to pay a commitment fee in respect of unused commitments under the Revolving Facility at a rate based on the more favorable of the Company’s Ratings and the Company’s Consolidated Total Leverage Ratio.

The Amended Agreement contains affirmative and negative covenants typical of this type of facility, including: (a) restrictions on the Company’s and its domestic subsidiaries’ ability to allow liens on their assets, (b) restrictions on the incurrence of indebtedness, (c) restrictions on the Borrowers’ and certain of their subsidiaries’ ability to engage in certain mergers, (d) the requirement that the Company maintain a Consolidated Interest Coverage Ratio of no less than 3.00:1.00 as of the end of any fiscal quarter and (e) the requirement that the Company maintain: prior to the date on which the disposition of the Company’s eOne film and television business pursuant to the Equity Purchase Agreement, dated as of August 3, 2023, by and among the Company, Lions Gate Entertainment Corp., Lions Gate Entertainment Inc. and Lions Gate International Motion Pictures S.À.R.L. is consummated (the “EOne Disposition Date”), a Consolidated Total Leverage Ratio of no more than (1) 4.10:1.00 for the quarter ended September 30, 2023 and (2) 3.50:1.00 for the quarter ended December 31, 2023 and thereafter and on and after the EOne Disposition Date, a Consolidated Net Total Leverage Ratio of no more than (1) 4.00:1.00 for each of the quarters ended September 30, 2023 and December 31, 2023, (2) 3.75:1.00 for each of the first, second and fourth fiscal quarters of each year (other than 2023) and (3) 4:00:1:00 for the third fiscal quarter of each year (other than 2023).

Hasbro SA’s obligations under the Amended Agreement are guaranteed by the Company.

The obligations of the Borrowers under the Amended Agreement may be accelerated upon customary events of default, including nonpayment of principal or interest, breaches of covenants, cross-defaults to other material debt and specified bankruptcy events.

A copy of the Amended Agreement is attached as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Third Amended and Restated Revolving Credit Agreement, dated as of September 5, 2023, by and among Hasbro, Inc., Hasbro SA, Bank of America, N.A., and the other financial institutions party thereto.

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASBRO, INC.

By:	/s/ Gina Goetter
	Name:	Gina Goetter
	Title:	Executive Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)
Date: September 5, 2023